UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
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FORM 8-K
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PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) September 24, 2015

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Kyto BioPharma Inc.
(Exact name of registrant as specified in its charter)
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Florida	65-108-6538
(State or other jurisdiction	(I.R.S. Employer
incorporation or organization)	Identification No.)

500 Australian Ave. S., Suite 600 West Palm Beach FL 33401
(Address of principal executive offices) (Zip Code)

(416) 960-8770
(Issuer’s telephone number)

SECTION 2 – Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets

Effective October 15, 2015, Kyto BioPharma Inc. will complete a reverse stock split in the amount of a one (1) for ten (10) issued and outstanding shares of common stock.

SECTION 5 – Corporate Governance and Management

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 24, 2015 a submission on Florida Section 607.0704 of the Florida Business Corporation Act was sent to the company. Pursuant to this Section it is possible for shareholders owning a majority of the outstanding stock of the Company to take an action without the requirement of a meeting

The action taken by the majority shareholders was taken for the purpose of increasing the share price which could generate interest in the Company by investors and provide business opportunities. The action then adopted a reverse stock split in the amount of a one (1) for ten (10) of  our issued and outstanding shares of common stock. By way of explanation, a reverse stock split is a process whereby a company decreases the number of company shares that are available and increases the price per share by combining the current shares into fewer shares. The reverse split does not change the number of authorized shares of common stock. Each stockholder will hold the same percentage of our  outstanding common stock immediately following the reverse stock split as she or he did immediately prior to the reverse stock split, except for adjustments required to the treatment of fractional shares.

It should be pointed out that the Company sees no dissenters’ rights with respect to the reverse stock split, and we do not intend to independently provide shareholders with such rights.

The voting rights of the persons who signed the “Action Taken by Shareholders without a Meeting” total 2 persons, holding a total of 26,970,837 shares. The total outstanding shares as reported in Form 10-K for fiscal year ended March 31, 2015 were 31,396,802.

There were no proxies solicited for the purpose of the above filing.

Holders of Certified Shares of Common Stock

Shareholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the effective date of our Reverse Split. This letter will contain instructions on how a shareholder should surrender his or her certificate. DO NOT DESTROY ANY STOCK CERTIFICATE AND YOU SHOULD NOT SUBMIT ANY STOCK CERTIFICATE UNTIL REQUESTED TO DO SO.

Income Tax Consequences of the Reverse Stock Split

The Reverse Stock Split is intended to be a tax-free recapitalization of the Company and its shareholders, except for those who receive a whole share in lieu of a fractional share. Shareholders will not recognize any gain or loss for federal income tax purposes. The holding period and the adjusted basis of the shares will be the same as the adjusted basis of the shares before the split.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KYTO BIOPHARMA INC.

By:	/s/ Georges Benarroch
Georges Benarroch, President and CEO

Date:  September 28, 2015